                          SEVERANCE AGREEMENT

          THIS SEVERANCE AGREEMENT ("Agreement") is made as of this 21st day of February, 1997, by and between Thomas W.
VanHimbergen ("Mr.VanHimbergen"), an individual, and Federal-Mogul Corporation ("Federal-Mogul"), a Michigan corporation.

          WHEREAS, Mr. VanHimbergen was serving as Senior Vice
President and Chief Financial Officer of Federal-Mogul;

          WHEREAS, Federal-Mogul has decided to undertake certain changes in its management structure; and

          WHEREAS, in light of these changes, Mr. VanHimbergen and Federal-Mogul desire an orderly separation of Mr. VanHimbergen's employment with Federal-Mogul.

          NOW, THEREFORE, in consideration of the covenants undertaken in this Agreement, and for other good and valuable consideration, Mr. VanHimbergen and Federal-Mogul hereby agree as follows:

          1. RESIGNATION AS AN OFFICER AND EMPLOYEE: Mr. VanHimbergen hereby acknowledges that he was terminated from his position as Senior Vice President and Chief Financial Officer of Federal-Mogul effective at the close of business on February 21, 1997 (the "Termination Date"). Mr. VanHimbergen also hereby resigns from any and all other positions he holds as an employee, director or officer of Federal-Mogul or any of its subsidiaries, related, or affiliated companies, such resignation to be effective at the close of business on the Termination Date. Federal-Mogul will pay to Mr. VanHimbergen his base salary at the annual rate of Two Hundred Fifty-Five Thousand Dollars and No Cents ($255,000.00), less applicable income tax withholdings and other normal payroll deductions, through the Termination Date, in accordance with Federal-Mogul's regular payroll practices. Federal-Mogul will also continue to provide employment benefits generally available to executives, including medical and dental insurance, life insurance, pension and other benefits, through the Termination Date.

          2. SEVERANCE PAY AND BENEFITS: Federal-Mogul hereby agrees that the following compensation and benefits will be provided to Mr. VanHimbergen in accordance with the terms of this Agreement:


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               A.  Severance Payment: Federal-Mogul will make a lump
sum payment to Mr. VanHimbergen in the sum of Two Hundred Seventy Six Thousand Two Hundred Fifty Dollars and No Cents ($276,250.00) (thirteen (13) months of Mr. VanHimbergen's annual base salary), less applicable income tax withholdings and other normal payroll deductions. Such payment represents severance pay and shall be in lieu of any other severance pay or other compensation, if any, that Mr. VanHimbergen normally would have been granted from Federal-Mogul upon the termination of his employment, including without limitation any payments under Federal-Mogul's Severance Plan for Salaried Employees. Mr. VanHimbergen shall be entitled to such severance payment in accordance with the terms of this Agreement following the effective date of this Agreement (the last day of the seven-day revocation period as set forth in Paragraph 5 of this Agreement), unless Mr. VanHimbergen revokes this Agreement in accordance with Paragraph 5. Federal-Mogul will also make a separate payment of Eighteen Thousand Four Hundred Eighty Dollars and No Cents ($18,480.00), less applicable income tax withholdings, in lieu of any and all other benefits which Mr. VanHimbergen might otherwise be eligible to receive (except as otherwise provided in this Paragraph 2), including without limitation payments for home security, executive physical, and travel and related expenses associated with outplacement services (travel and related expenses to be grossed-up if documented and non-reimbursable by any other party). Such payment will be made following the last day of the seven-day revocation period as set forth in Paragraph 5 of this Agreement, unless Mr. VanHimbergen revokes this Agreement in accordance with Paragraph 5.

               B.     Vacation and Other Leave Benefits:
Federal-Mogul will pay to Mr. VanHimbergen the sum of Nineteen Thousand Six Hundred Fifteen Dollars and No Cents ($19,615.00), less applicable income tax withholdings and other normal payroll deductions, representing his 1997 vacation benefit entitlement.
In addition, Federal-Mogul will pay Mr. VanHimbergen Six Thousand Eight Hundred Sixty Five and No Cents ($6,865.00), less applicable income tax withholdings and other normal payroll deductions for unused and deferred 1996 vacation benefits that he is entitled to receive prior to the Termination Date pursuant to Federal-Mogul's Vacations for Salaried Personnel Plan, less applicable income tax withholdings and other normal payroll deductions. Such payments will be made at the time payments under Paragraph 2A are made. Effective on the Termination Date, Mr. VanHimbergen shall not be eligible for or entitled to any additional vacation or other leave benefits, including without limitation any sick or personal leave.

               C.  Medical And Dental Coverage:  Effective on the
Termination Date, Mr. VanHimbergen will be eligible to continue to participate in Federal-Mogul's CHOICE plan for hospital-surgical-medical, dental, life and vision insurance coverage (the "CHOICE
Plan"), at Federal-Mogul's expense, for a period of up to the earlier of (x) the date he is eligible for such coverage under any new


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employer's plan or (y) twelve (12) months after the Termination Date, subject to the terms of such plan, and subject to Mr. VanHimbergen electing to continue such coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). During such period, Mr. VanHimbergen shall continue to pay the cost of his share of such coverage, in the same manner that he shared in the cost of coverage prior to the Termination Date. After such twelve-month period, Mr. VanHimbergen may continue coverage under the CHOICE Plan for an additional period of six (6) months, entirely at Mr. VanHimbergen's expense, in accordance with and subject to COBRA. Federal-Mogul shall also continue to provide Mr. VanHimbergen with the annual credit for 1997 under the Company's Executive (Supplemental) Medical Plan in the amount of up to Three Thousand Dollars and No Cents ($3,000.00), in accordance with the terms of such plan and subject to Mr. VanHimbergen continuing to participate in the CHOICE Plan.

               D. Split Dollar Life Insurance Plan: Effective on the Termination Date, Mr. VanHimbergen's participation in Federal-Mogul's Split Dollar Life Insurance Plan (the "SDLIP") will terminate in accordance with the terms of the SDLIP. On or after the Termination Date, Federal-Mogul may withdraw the sum of all premium payments Federal-Mogul has made in connection with such policy.
Mr. VanHimbergen agrees to sign an insurance form entitled "Life Policy Service Request -- Surrender, Tax Withholding Options, Release of Interest," and to submit such form to Federal-Mogul on or before the date of execution of this Agreement.

               E. Outplacement: Federal-Mogul will pay the reasonable costs of a mutually agreeable outplacement firm, provided such costs do not exceed Forty Thousand Dollars and No Cents
($40,000.00).

               F.  Executive Lease Car Program:  Effective on
March 7, 1997, Mr. VanHimbergen's participation in Federal-Mogul's Executive Lease Car Program (the "Lease Car Program") will terminate. Mr. VanHimbergen will return the 1996 Jeep Grand Cherokee. In lieu of extending the participation of Mr. VanHimbergen in the Lease Car Program, Federal-Mogul will make a payment to Mr. VanHimbergen of Fourteen Thousand Dollars and No Cents ($14,000.00), less applicable income tax withholdings. Such payment will be made following the effective date of this Agreement (the last day of the seven-day revocation period as set forth in Paragraph 5), unless Mr. VanHimbergen revokes this Agreement in accordance with Paragraph 5. Mr. VanHimbergen will be responsible for all car lease, insurance payments and other costs in connection with the 1995 Blazer and 1996 Lincoln Continental.

               G. Country Club Membership: Federal-Mogul will continue to pay the monthly dues of Mr. VanHimbergen's membership in the Pine Lake Country Club (the "Country Club") from the Termination Date through and including December 31, 1997. Following the

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Termination Date, Federal-Mogul will no longer be responsible for any other costs or fees in connection with Mr. VanHimbergen's membership in the Country Club. Mr. VanHimbergen will be responsible for all monthly dues after December 31, 1997.

               H. Retirement Plans: Federal-Mogul shall distribute to Mr. VanHimbergen amounts due to Mr. VanHimbergen through the Termination Date, if any, from the Personal Retirement Account ("PRA"), the Supplemental Executive Retirement Program (the "SERP"), and the Thrift Plan (including the 401(k) Plan, the Salaried Employees' Investment Program (the "SEIP"), and the Employee
Stock Ownership Plan (the "ESOP")), in accordance with the terms of such plans. Federal-Mogul shall also distribute to Mr. VanHimbergen Sixty Thousand Nine Hundred Eighty- Five Dollars and No Cents ($60,985.00) which represents the after tax cash equivalent of the Federal-Mogul contributions to the PRA, SERP and 401(k) that it would have made on Mr. VanHimbergen's behalf between the Termination Date and February 21, 1999. Except for any vested benefits in such plans and the additional amounts described above, Mr. VanHimbergen's participation in all such plans shall terminate effective on the Termination Date.

               I. Home Computer Equipment: Subject to the limitations in this subparagraph (I), Mr. VanHimbergen may continue to use at his home the personal computer and other home office equipment provided to him by Federal-Mogul during his employment (the "Home Office Equipment"). Mr. VanHimbergen shall be responsible for any maintenance and other costs in connection with the Home Office Equipment. Mr. VanHimbergen shall deliver the Home Office
Equipment to Federal-Mogul (in care of Diane L. Kaye, Esq., Vice President, General Counsel and Secretary of Federal-Mogul) in good working condition no later than the earlier of (x) the date he receives other employment or (y) December 31, 1997.

               J. 1989 Performance Incentive Stock Plan: Federal-Mogul acknowledges that Mr. VanHimbergen is entitled to receive the benefit of all awards under Federal-Mogul's 1989 Performance
Incentive Stock Plan (the "1989 Plan") to which he was entitled to immediate exercise or receipt as of the Termination Date.
Mr. VanHimbergen acknowledges that he has no claim to any restricted shares or stock options under the 1989 Plan, except as follows:

                   An award of 3,000 restricted shares, granted on February 7, 1996 as a long-term incentive grant, and with respect to which restrictions have lapsed.

The parties acknowledge and agree that Mr. VanHimbergen has received the restricted shares described above. The parties further acknowledge and agree that Mr. VanHimbergen is not eligible for additional vesting of any unvested restricted shares or stock options. The parties further acknowledge and agree that, except as otherwise provided above, no other restrictions on restricted shares under the 1989 Plan will lapse.


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               K.  Tax Preparation and Financial and Estate
Planning: Mr. VanHimbergen will be eligible for tax preparation assistance for his 1996 income tax returns (One Thousand Dollars and No Cents ($1,000.00) allowance grossed-up), in accordance with Federal-Mogul's policies regarding tax preparation assistance for executives. In addition, Mr. VanHimbergen will be eligible for financial and estate planning assistance in 1997 (Five
Thousand Dollars and No Cents ($5,000.00) allowance grossed-up), in accordance with Federal-Mogul's policies regarding financial and estate planning assistance for executives.

                L. Executive AT&T Card: Mr. VanHimbergen may continue to use the Federal-Mogul Executive AT&T Card until the earlier of (x) the date he receives other employment or
(y) December 31, 1997.

          3. NO OTHER PAYMENTS OR BENEFITS: Except for the payments made and benefits provided in this Agreement, Mr. VanHimbergen acknowledges and agrees that he is entitled to no other benefits, compensation, or payments from Federal-Mogul, including without limitation salary, bonus (including any Supplemental Compensation award), incentive compensation, severance pay, pension, vacation pay, life insurance or any other fringe benefits of Federal-Mogul.

          4. RELEASE OF FEDERAL-MOGUL: In consideration for the compensation and benefits provided in this Agreement, and for all other good and valuable consideration, Mr. VanHimbergen hereby knowingly, voluntarily, and willingly releases, discharges, and covenants not to sue Federal-Mogul and its direct and indirect parents, subsidiaries, affiliates, and related companies, past and present, as well as each of their directors, officers, employees, representatives, attorneys, agents, trustees, insurers, assigns, and successors, past and present (collectively hereinafter referred to as the "RELEASEES"), from and with respect to any and all actions, claims, or lawsuits, whether known or unknown, suspected or unsuspected, in law or in equity, which against the RELEASEES, Mr. VanHimbergen, and his heirs, executors, administrators, successors, assigns, dependents, descendants, and attorneys ever had, now have, or hereafter can, shall, or may have arising out of or in any way relating to Mr. VanHimbergen's employment by Federal-Mogul or his separation from that employment, including without limitation the following:

                i.  any and all claims arising out of or
in any way relating to breach of oral or written employment contracts (whether such contracts were express or implied), or any and all tort claims;

                ii.     any and all claims arising out of or
in any way relating to age, race, sex, religion, national origin, disability, or other form of employment discrimination, including without limitation any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the Michigan Civil Rights Act, or any other federal, state or local law, statute,ordinance, or administrative regulation; or

                iii. any and all claims for salary, bonus, severance pay, pension, vacation pay, life insurance, health or medical insurance, or any other fringe benefits, workers' compensation or disability, other than the payments and benefits provided for in this Agreement; provided, however, that Mr. VanHimbergen is not releasing any claims he may have under any pension plan of Federal-Mogul in which he participated during his employment with Federal-Mogul.

It is the express intention of Mr. VanHimbergen and Federal-Mogul that this Agreement constitutes a full and comprehensive release of all claims and potential claims, to the fullest extent permitted by law. Mr. VanHimbergen acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement or his decision to enter into it. Nevertheless, Mr. VanHimbergen hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

          5. ADEA WAIVER OF CLAIMS: Mr. VanHimbergen expressly acknowledges and agrees that his release and waiver of rights and claims is knowing and voluntary, that by this Agreement he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement, that he has been given a period of twenty-one (21) days within which to consider this Agreement, and that he elects to execute this Agreement on this date. Mr. VanHimbergen shall have seven (7) days following the execution of this Agreement by both parties within which he may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven-day revocation period has expired and Mr. VanHimbergen has not revoked this Agreement. To be effective, such revocation must be in writing and delivered to counsel for Federal-Mogul on or before the last day of the seven-day revocation period. Mr. VanHimbergen certifies that he understands and agrees to all of the terms of this Agreement, and has had an opportunity to discuss these terms with an attorney of his own choosing. Mr. VanHimbergen further acknowledges that he has been advised previously by Federal-Mogul, and by this writing is again advised by Federal-Mogul, to consult with an attorney prior to executing this Agreement and regarding his release of claims herein, including without limitation the release of claims under the Age Discrimination in Employment Act of 1967, as amended.

          6.  CONFIDENTIALITY:

               A. Confidentiality of Agreement: Mr. VanHimbergen agrees that he shall keep this Agreement, and the terms and conditions of this Agreement, confidential. Mr.VanHimbergen shall not in any manner or for any reason disclose this Agreement, or the terms hereof, without the express prior written consent of Federal-Mogul, except (i) to members of his family, his attorneys, and his accountants on a "need to know" basis, (ii) to the Internal Revenue Service, and (iii) as otherwise required by law.

               B. Confidential Information: Mr. VanHimbergen acknowledges that by reason of his employment with Federal-Mogul, he has been given access to financial information, other corporate information (including without limitation contractual arrangements, plans, strategies, tactics, and intellectual property), marketing information (including without limitation sales or business plans, strategies, methods, customer lists, and market research data), technical information, personnel information, and similar confidential and proprietary materials and information respecting Federal-Mogul's business. Mr. VanHimbergen represents and warrants that he has kept and will continue to keep all such materials and information confidential, and that he will not use such information for any purpose without the prior written consent of Federal-Mogul. Mr. VanHimbergen further agrees that, on and after the Termination Date, Federal-Mogul's Patent Assignment and Confidentiality Agreement (the "Confidentiality Agreement") shall remain in full force and effect and Mr. VanHimbergen shall remain bound by the terms and conditions of such Confidentiality Agreement.

          7. NON-SOLICITATION: In consideration of the payments and benefits conferred on Mr. VanHimbergen by Federal-Mogul under Paragraph 2 of this Agreement, Mr.VanHimbergen agrees that he will not, for a period of one (1) year following the date of execution of this Agreement, solicit any employees of Federal-Mogul to work for any business, individual, partnership, firm, corporation, or other entity.

          8. NON-DISPARAGEMENT: In consideration of the payments and benefits conferred on Mr. VanHimbergen by Federal-Mogul under Paragraph 2 of this Agreement, Mr. VanHimbergen agrees that he will not make or cause to be made any statements to any person, firm, corporation, or governmental or other entity which reflect negatively on Federal-Mogul or on its directors, officers, employees, affiliates, and related companies.

          9. ADDITIONAL PROVISIONS: The following additional terms and conditions shall apply to this Agreement:

               A.  No Claim Filed And No Assignment of Claims:
Mr. VanHimbergen represents and warrants that neither he nor any of his representatives have filed, or will file, any complaints, charges or lawsuits with any court or government agency arising out of or relating to any claims being released by Mr. VanHimbergen in this Agreement.

Mr. VanHimbergen further represents and warrants that neither he nor any of his representatives have assigned or transferred, or will assign or transfer, to any other person other than Federal-Mogul any of the released matters set forth in this Agreement, and that he shall defend, indemnify and hold harmless Federal-Mogul from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

               B.  Severability of Provisions:  If any of
the provisions, terms, or clauses of this Agreement are held invalid, illegal, unenforceable or ineffective, such provisions, terms and clauses shall be deemed severable such that all other provisions, terms, and clauses of this Agreement shall remain valid and binding upon the parties.

               C. Choice of Law: This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, without regard to principles of conflict of laws.

               D. Arbitration: Any and all controversies, claims or disputes arising out of or in any way relating to this Agreement shall be resolved by final and binding arbitration in Detroit, Michigan before a single arbitrator licensed to practice law and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty (60) days after the occurrence of the facts giving rise to any such controversy, claim or dispute. The arbitrator shall decide all issues relating to arbitrability. The costs of such arbitration, including the arbitrator's fees, shall be split between the parties to the arbitration. Each party shall be responsible to pay its own attorneys' fees.

               E. Entire Agreement: This Agreement is an integrated document and constitutes and contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral, concerning the subject matter hereof. No provision of this Agreement may be amended or waived except by written agreement signed by the parties hereto.

               F. No Waiver of Breach: No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

               G. Representation: Mr. VanHimbergen and Federal-Mogul each represent and agree that they have carefully read and understand this Agreement, and agree that neither they nor any of Federal-Mogul's officers, agents, directors, or employees have made any representations other than those contained herein. Further, the parties each expressly agree that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

               H. Captions: The captions of this Agreement are for descriptive purposes only and are not part of the provisions hereof and shall have no force or effect.

               I. Counterparts: This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original. Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.

          IN WITNESS WHEREOF, Mr. VanHimbergen and Federal-Mogul, intending to be legally bound, have executed this Agreement as of the date first written above.


                              THOMAS W. VANHIMBERGEN


                              -----------------------------------


                              Date:------------------------------


                              FEDERAL-MOGUL CORPORATION



                              By:--------------------------------
                                 [Name of Officer or Director]

                              Date:------------------------------